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EXHIBIT 99A
U S WEST, Inc.
7800 East Orchard Road
Englewood, Colorado  80111
303 793-6500

Contact:        Blair Johnson,          303-793-6296

Release Date:   January 18, 1995


     U S WEST REPORTS INCREASED 1994 EARNINGS AND REVENUE,
    RECORD GROWTH IN TELEPHONE LINES, CELLULAR SUBSCRIBERS


ENGLEWOOD, Colo. -- U S WEST (NYSE: USW) today reported increased
1994 revenue and earnings and record growth in telephone access lines and cellular subscribers.

1994 results include the following:

	- Revenue of $10.95 billion, an increase of $659 million, or 6.4 percent, compared with $10.29 billion in 1993.

	- Net income of $1.43 billion, or $3.14 per share.
These figures include one-time gains of $197 million from the sale of certain assets. Excluding one-time items, 1994 net income was $1.23 billion, up 7.8 percent from $1.14 billion in 1993 on a comparable basis.*

	- Earnings per share of $2.71, excluding one-time items, compared with earnings per share of $2.72 in 1993 on the same basis.* The 1994 earnings per share reflects an increase in average outstanding shares of 34 million.

	- EBITDA - Strong volume growth resulted in a 7.8 percent increase in the company's earnings before interest, taxes, depreciation and amortization, or EBITDA.

"I'm pleased with our 1994 financial results, especially the solid revenue and earnings growth in our 14-state telecommunications business," said Richard McCormick, U S WEST chairman and CEO.

"And I'm encouraged that our concerted efforts to correct last summer's service-installation delays are paying off," McCormick said. "We're continuing to streamline that critical part of our business so customers can get what they want, when they want it -- with a single phone call.


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"We're also seeing strong customer and sales growth in our
developing operations around the world," McCormick said. "These new businesses are creating shareowner value too. The successful equity offering at TeleWest, our cable-telephone business in the U.K., valued our share of the venture at $1.1 billion -- almost three times our investment."

1994 was a successful year strategically as well.

"We took several steps to continue preparing U S WEST to compete in a new environment," McCormick said. "To reach more customers, we formed a partnership with AirTouch and alliances with Bell Atlantic and NYNEX to offer new wireless phone services; bought major cable-TV systems in Atlanta; and began testing two-way, multimedia services in Omaha."

Core Telecommunications Business

U S WEST Communications (USWC), the company's core telecommuni-cations business, reported strong 1994 earnings growth:

	- Net income for USWC in 1994 was $1.12 billion, up
9.9 percent from the $1.02 billion last year -- excluding one-time items.**

	- Revenue reached $9.0 billion, a 4.0-percent increase from $8.66 billion in 1993.

	- Access lines - The number of telephone access lines USWC served in 1994 increased by a record 553,000, or 4.0 percent, from 1993 -- excluding the effects of the sale of 60,000 lines in rural telephone exchanges. Minutes of use, an indicator of long-distance calling volumes, grew by 8.6 percent in the same period.

Developing Businesses

U S WEST's developing businesses, including its investments in domestic and international wired and wireless networks, and its other international ventures, also showed progress.

In wireless communications markets, U S WEST increased its combined domestic and international customer base -- for all ventures -- by about 600,000 to more than 1.3 million customers.

	- Domestically, U S WEST Cellular added a record 367,000 subscribers, a 61-percent increase from the 601,000 at the end of 1993, for a total customer base of 968,000.

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	- By merging its domestic cellular assets with AirTouch
Communications and forming operating alliances with Bell Atlantic and NYNEX, U S WEST will participate in a business serving an area with a population of 100 million.

	- Subscribers to U S WEST's international wireless joint ventures increased in 1994 to 367,000 -- almost three times the customer base of a year ago. U S WEST operates wireless joint ventures in the United Kingdom, Hungary, the Czech Republic, Slovakia and Russia and plans to offer digital cellular service in Malaysia in 1995.

	- Mercury One-2-One, a mobile telephone joint venture with Cable & Wireless in the U.K., continues to exceed customer growth expectations. Since expanding coverage to the West Midlands region in October, One-2-One service reaches 30 percent of the U.K. population, including Birmingham, the country's second largest city.

In cable television markets, U S WEST increased its combined domestic and international customer base -- for all ventures -- by about 830,000 to roughly 9 million customers.

	- Domestically, U S WEST added 486,000 customers by acquiring two Atlanta-area cable-TV systems in 1994. Including
U S WEST's alliance with Time Warner Entertainment, the Atlanta properties expanded the reach of U S WEST and its partners to about 8 million domestic subscribers.

	- In 1994, TeleWest Communications, a combined cable-television and telephone venture in the U.K. with Tele-Communications Inc. (TCI), increased its base of cable-TV subscribers -- for all ventures -- by nearly 42 percent, to 320,000. In the same period, TeleWest increased the number of telephone lines it serves by almost 94 percent, to 271,000.

Fourth-quarter 1994 results:

	- Revenue was $2.84 billion -- up 6.5 percent from the same period in 1993.

	- Net income was $409 million, or $0.89 per share.
Excluding one-time items, 1994 fourth-quarter net income was $284 million, up 7.6 percent compared with $264 million in 1993.
Fourth-quarter 1994 earnings per share, excluding one-time items, were $0.62, the same as in 1993.***


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U S WEST is in the connections business, helping customers share information, entertainment and communications services in local markets worldwide.
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Footnotes

* One-time items in 1994 include the following gains:
$41 million, or $.09 per share, from the sale of U S WEST's paging operations; $51 million, or $.11 per share, from the sale of certain rural telephone exchanges; and $105 million, or $.23 per share, from an initial public offering by TeleWest Communications, a cable-TV and telephone joint venture with Tele-Communications, Inc., in the United Kingdom.

One-time items in 1993 include:

	1) An extraordinary charge totaling $3.12 billion, or $7.45 per share, for a technical accounting change -- from rules designed for regulated utilities to those designed for competitive companies;

	2) An extraordinary charge of $77 million, or $.18 per share, for the early extinguishment of debt at U S WEST
Communications;

	3) A charge of $82 million, or $.19 per share, related to discontinued operations;

	4) A restructuring charge of $610 million, or $1.46 per share; and

	5) An income tax rate change of $54 million, or $.13 per share.

These one-time charges resulted in a 1993 reported net loss of $2.81 billion, or $6.69 per share.

** In addition to charges related to the technical accounting change (for $3.04 billion at USWC), early extinguishment of debt and the income tax rate change, USWC recorded an after-tax restructuring charge in 1993 of $534 million.

*** One-time items in fourth-quarter 1994 include gains of:
$105 million, or $.23 per share, from the partial sale of TeleWest; and $20 million, or $.04 per share, for the sale of certain rural telephone exchanges.

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